Exhibit 4.3

Dated                                           2012

Share Sale Agreement

Parties

RES Southern Cross Pty Ltd
ABN 79 106 640 206

Taralga Wind Farm Nominees No 1 Pty Ltd
as trustee of the Taralga Wind Farm Land Trust

ACN 159 439 611

Renewable Energy Systems Limited

CBD Energy Limited

ACN 010 966 793

Capital Riesgo Global , Sociedad de Capital Riesgo de Régimen Simplificado, S.A.

Norton Rose Australia

Grosvenor Place, 225 George Street

Sydney NSW 2000

Tel: +61 (0)2 9330 8000

www.nortonrose.com

Our ref: 2758983

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Contents

1	Definitions and interpretation	1
2	Conditions precedent	10
3	Sale and purchase	11
4	Purchase Price	11
5	Completion	11
6	Other obligations	14
7	Payments	15
8	Seller Warranties	16
9	Limitation of liability	17
10	Purchaser Warranties and Seller Guarantor Warranties	22
11	Tax	23
12	Goods and services tax	24
13	Guarantee by Seller Guarantor	25
14	Resolving disputes	26
15	Confidentiality	27
16	Further assurance	28
17	Severability	28
18	Entire agreement	28
19	Variation	29
20	Rights, powers and remedies	29
21	Continuing obligations	29
22	Costs	30
23	Notices	30
24	No assignment	32
25	Governing law and jurisdiction	32
26	Execution by attorney	33
27	Counterparts	33
Schedule 1 - Seller Warranties		34
Schedule 2 - Purchaser Warranties		40
Schedule 3 - Reference Accounts		41
Schedule 4 - Disclosure Statement		42
Schedule 5 - Land Agreements		45
Schedule 6 - Met Masts		52

Annexure A - Data Room Information
Annexure B - Answers to Purchaser’s Questions
Annexure C – Deed of Novation

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Agreement dated                       2012

Parties	RES Southern Cross Pty Ltd ABN 79 106 640 206 of Deutsche Bank Place, Level 5, 126-130 Philip Street, Sydney NSW 2000 (Seller)

Taralga Wind Farm Nominees No 1 Pty Ltd ACN 159 439 611 as trustee of the Taralga Wind Farm Land Trust of Suite 2 Level 2, 53 Cross Street, Double Bay, NSW 2028
(Purchaser)

Renewable Energy Systems Limited UK Company Number 01589961 of Beaufort Court, Egg Farm Lane, Kings Langley, Hertfordshire WD4 8LR, United Kingdom
(Seller Guarantor)

CBD Energy Limited ACN 010 966 793 of level 2, 53 Cross Street, Double Bay, NSW 2028

(CBD)

Capital Riesgo Global , Sociedad de Capital Riesgo de Régimen Simplificado, S.A. of Avda de Cantabria SN- Ciudad Grupo Santander-Boadilla del Monte-28660-Madrid

(CRG)

Introduction

A	The Company is a proprietary company limited by shares registered under the Corporations Act and incorporated in New South Wales.

B	The Seller is the registered holder and beneficial owner of the Shares, being the only shares on issue in the capital of the Company.

C	The Seller has agreed to sell the Shares to the Purchaser and the Purchaser has agreed to buy the Shares from the Seller on and subject to the provisions of this Agreement.

D	The Seller Guarantor is the ultimate holding company of the Seller and is willing to guarantee the obligations of the Seller under this Agreement.

It is agreed

1	Definitions and interpretation

1.1	Definitions

In this Agreement, the following words have these meanings unless the contrary intention appears:

(1)	Accounting Standards means:

(a)	accounting standards in force under section 334 of the Corporations Act relating to the preparation of financial statements;

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(b)	interpretations approved by the Australian Accounting Standards Board; and

(c)	requirements of the Corporations Act relating to the preparation and contents of financial reports,

and, to the extent that any matter is not covered by these accounting standards, interpretations and requirements, means generally accepted accounting principles, policies, practices and procedures applied from time to time in Australia for companies similar to the Company (including Australian equivalents to the International Financial Reporting Standards);

(2)	Agreement means this document, including any Schedule or Annexure to it;

(3)	Associate has the meaning given to that term in the Corporations Act;

(4)	Assets means the:

(a)	Land Agreements;

(b)	Planning Decisions;

(c)	Material Contracts;

(d)	the Met Masts; and

(e)	the Domain Name,

including all associated rights and obligations;

(5)	ASIC means the Australian Securities and Investments Commission;

(6)	Balance Date means 31 August 2012;

(7)	Business Day means a day that is not a Saturday, Sunday or any other day which is a public holiday or a bank holiday in Sydney, Australia;

(8)	Claim includes, in relation to a person, any allegation, demand, claim, action, proceeding or judgment made or brought by or against the person however arising;

(9)	Company means Taralga Wind Farm Pty Ltd ABN 60 136 505 274;

(10)	Completion means completion of the sale and purchase of the Shares in accordance with this Agreement;

(11)	Completion Date means the date the Condition Precedent is satisfied or such other date that is agreed in writing by the Seller and Purchaser;

(12)	Completion Payment means a payment of $1,900,000 by the Purchaser to the Seller or as the Seller directs in writing prior to the date of this Agreement;

(13)	Condition Precedent means the execution of the Deed of Novation by all parties thereto;

(14)	Connection Investigation Agreement means the agreement in relation to connection investigation dated 18 February 2009 and made between Essential Energy (in its former name Country Energy) and the Seller;

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(15)	Consolidation Tax Claim means any Claim under clause 11.4, or in respect of a breach of clauses 11.2 or 11.3, or in respect of a breach of the Seller Warranties set out in clauses 2.7 to 2.12 and 2.14 of Schedule 1;

(16)	Control of an entity or trust by a person includes the direct or indirect power to directly or indirectly;

(a)	direct the management or policies of the entity or trust;

(b)	control the membership of the board of directors of the entity or trust; or

(c)	hold or own (alone or with its Related Bodies Corporate) the majority of the issued interests of the entity or trust;

whether or not the power has statutory, legal or equitable force or is based on statutory, legal or equitable rights, and whether or not it arises by means of trusts, agreements, arrangements, understandings, practices, the ownership of any interest in shares or stock of that corporation or otherwise;

(17)	Corporations Act means the Corporations Act 2001 (Cth);

(18)	Cullingral Property means the premises located within the vicinity of the Wind Farm and identified by the folio identifier Lot 21 within Deposited Plan 733863;

(19)	Cullingral Payment means $472,000.00;

(20)	Cullingral Payment Date means the date on or after Completion on which the Company commences works to construct wind farm infrastructure of any kind on the Cullingral Property, including roads and drainage, met masts (including met mast foundations but excluding met masts or met mast foundations which are erected to collect wind data only with a view to ascertaining the viability of erecting turbines), turbines and other physical equipment and infrastructure typically used in the operation of a wind farm;

(21)	Data Room Information means the written information and documents made available by the Seller to the Purchaser in the CD-ROM provided by the Seller to the Purchaser and identified by the Seller as the 'Data Room Information' for the purpose of this Agreement, an index to which is set out in Annexure A;

(22)	Deed of Novation means the document of that name between the Seller, the Company, Essential Energy and Taralga Wind Farm Nominees No. 2 Pty Limited (as trustee for the Taralga Wind Farm Operating Trust) ACN 010 966 793 in the form set out in Annexure C or another form agreed between the Seller and the Purchaser;

(23)	Default Rate means 5% per annum above the daily buying rate (expressed as a percentage yield per annum to maturity) displayed at or about 10:30am on the Reuters screen BBSW page for Australian bank bills of a three month duration;

(24)	Disclosure Statement means the statements and information set out in Schedule 4;

(25)	Disclosure Material means all written information relating to the Company and/or its Assets given or made available by or on behalf of the Seller, or any Personnel of the Seller, to the Purchaser or any Related Entity of the Purchaser, or any Personnel of the Purchaser or any Related Entity of the Purchaser, on or prior to the date of this Agreement, including:

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(a)	the Disclosure Statement;

(b)	the Data Room Information;

(c)	any management presentations and/or formal meetings including any written materials distributed at such presentations and/or formal meetings; and

(d)	the written answers provided by or on behalf of the Seller to questions asked by or on behalf of the Purchaser in connection with the sale of the Shares set out in Annexure B;

(26)	Domain Name means the URL located at http://www.taralga-windfarm.com.au;

(27)	Encumbrance means any Security Interest and any mortgage, charge, lien, pledge, hypothecation, option, right to acquire, right of pre-emption, assignment by way of security, trust arrangement for the purpose of providing security, retention arrangement or other interest of any kind, and any agreement or obligation to create any of the foregoing;

(28)	Essential Energy means Essential Energy (ABN 37 428 185 226) (formerly called Country Energy);

(29)	Financial Year means each 12 month period commencing on 1 November and ending on 31 October;

(30)	Financial Statements means the financial statements (including income statement, balance sheet, statement of cash flows, directors’ report and notes attached to or intended to be read with the financial statements) of the Company for the Financial Year ended on the Balance Date and as at the Balance Date;

(31)	Governmental Agency means any government and any governmental or semi-governmental body, whether:

(a)	legislative, judicial or administrative;

(b)	a department, commission, authority, instrumentality, tribunal, agency or entity; or

(c)	commonwealth, state, territorial or local,

and includes any self-regulatory organisation established under any law but excludes a governmental body in respect of any service or trading functions as distinct from regulatory or fiscal functions;

(32)	Group Liabilities has the meaning given in section 721-10 of the Tax Act;

(33)	GST Act means the A New Tax System (Goods and Services Tax) Act 1999 (Cth);

(34)	Indemnified Person means, without any double counting in any instance:

(a)	subject to paragraph (b), the Purchaser;

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(b)	if after Completion there is a change in the identity of the person entitled to Control the Purchaser, CRG and CBD severally in their Respective Proportions and for the avoidance of doubt, not the Purchaser;

(35)	Intellectual Property Rights means any:

(a)	copyright;

(b)	design, patent, trademark, semiconductor, circuit layout or plant breeder rights (whether registered, unregistered or applied for);

(c)	trade, business, company or domain name; and

(d)	know-how, inventions, processes, confidential information (whether in writing or recorded in any form),

and any other proprietary, licence or personal rights arising from intellectual activity in the business, industrial, scientific or artistic fields;

(36)	Land Agreements means the agreements relating to the real estate for the Wind Farm and the Electricity Transmission Line referred to in Schedule 5;

(37)	Law means any statute, regulation, order, rule, subordinate legislation or other instrument enforceable under any statute, regulation, rule or subordinate legislation and includes any common law, restitution and principles of equity.

(38)	Loss includes any damage, loss, cost, liability or expense of any kind and however arising (including as a result of any Claim), including penalties, fines and interest and including any that are prospective or contingent and the amount of which for the time being are not ascertained or ascertainable;

(39)	Material Contracts means:

(a)	the Offer to Connect to the Essential Energy electricity grid distribution or transmission network from Essential Energy to the Company dated 7 October 2009 as extended by the extension letters dated 20 July 2012 from Essential Energy to the Seller and 13 September 2012 from Essential Energy to the Company;

(b)	the Transmission Line Deed; and

(c)	the Connection Investigation Agreement;

(40)	Material Warranty means any of the Seller Warranties set out in paragraphs 1.1 to 1.14 (inclusive) and Part 2 of Schedule 1;

(41)	Met Masts means the meteorological / anemometer masts erected on the proposed site of the Wind Farm as set out in Schedule 6;

(42)	Operating Trust means Taralga Wind Farm No. 2 Pty Limited (ACN 159 439 522) in its capacity as trustee for the Taralga Wind Farm Operating Trust;

(43)	Option Agreement for Lease means each agreement of that name referred to in Item 1 of Schedule 5;

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(44)	Personnel of a person means the officers, employees, contractors (including sub-contractors and their employees), professional advisers, representatives and agents of that person;

(45)	Planning Decisions means the Conditions of Consent for the Taralga Wind Farm issued by the Land and Environment Court of New South Wales on 20 April 2009 (Case Number 11216 of 2007) and the decision of Essential Energy (in its former name Country Energy) dated on or around 17 June 2009 approving the ‘Review of Environmental Factors’ contained in the Data Room Information;

(46)	PPS Act means the Personal Property Securities Act 2009 (Cth);

(47)	Property means the property that is described in the Land Agreements and the Planning Decisions;

(48)	Purchase Price means:

(a)	the Completion Payment; plus

(b)	the Cullingral Payment (if applicable),

subject to any further adjustment in accordance with this Agreement;

(49)	Purchaser Deal Team means Pat Lennon, John Giannasca, Pedro Vozone, Gerry McGowan, Manuel Delicado, David Swindin, Ignacio Asensio, Helen Ho, Jonathan Wang, Joseph Lo and Felipe Gonzalez;

(50)	Purchaser Group means the Purchaser and each Related Entity of the Purchaser (including CBD and CRG and, after Completion, the Company);

(51)	Purchaser Warranties means the warranties given by the Purchaser, CRG and CBD set out in Schedule 2;

(52)	Reference Accounts means the unaudited balance sheet and profit and loss statement set out in Schedule 3;

(53)	Related Entity means, in respect of any entity, a second entity that:

(a)	Controls the first entity;

(b)	is under the Control of the first entity; or

(c)	is under the Control of a third entity that also Controls the first entity;

(54)	RES means RES Australia Pty Ltd ABN 55 106 637 754 of Deutsche Bank Place, Level 5, 126-130 Philip Street, Sydney NSW 2000;

(55)	Respective Proportions means:

(a)	CRG as to 90%; and

(b)	CBD as to 10%;

(56)	Security Interest has the meaning given in section 12 of the PPS Act;

(57)	Seller Deal Team means Matt Rebbeck, David Povall, Heidi Creighton, Emil Evers, Ignacio Palacios, Chris Sweatman and Siobhan Balpe;

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(58)	Seller Group means the Seller and each Related Entity of the Seller;

(59)	Seller TCG has the meaning given by clause 2.7 of Schedule 1;

(60)	Seller Warranties means the warranties given by the Seller set out in Schedule 1;

(61)	Shares means 100 ordinary shares in the capital of the Company owned by the Seller, being all shares on issue in the capital of the Company, together with the benefit of all rights (including dividend rights) attached or accruing to those shares on or after the date of this Agreement;

(62)	Stamp Duty means duty imposed under the Duties Act 1997 (NSW) and any other similar legislation of a State or Territory of Australia or any other relevant jurisdiction;

(63)	Sunset Date means Friday 12 October 2012 or such later date agreed by the Seller and the Purchaser in writing;

(64)	Surviving Clauses means each of clauses 1, 2, 9, 11, 14 through 20 (inclusive) and clauses 22, 23, 25, 26 and 27

(65)	Tax means taxes, duties, fees, rates, charges and imposts of all kinds assessed, levied or imposed by any government or regional, municipal or local authority and includes capital gains tax, fringe benefits tax, income tax, prescribed payments tax, superannuation guarantee charge, PAYG withholding, undistributed profits tax, payroll tax, GST, group tax, land tax, import duty, excise, Stamp Duty, municipal and water rates, withholdings of any nature whatever imposed by a Governmental Agency, interest on tax payments and additional tax by way of penalty;

(66)	Tax Act means the Income Tax Assessment Act 1997 (Cth) or the Income Tax Assessment Act 1936 (Cth);

(67)	Tax Sharing Agreement means the tax sharing agreement dated 7 October 2012 between each member of the Seller TCG;

(68)	Taxation Authority includes any person, agency or office having the administration of any Tax or Taxes;

(69)	Tax Warranties means the Seller Warranties set out in part 2 of Schedule 1;

(70)	Transmission Line Deed means the deed of that name dated 15 September 2009 made between Essential Energy (in its former name Country Energy), the Company and the Seller;

(71)	Trust has the meaning given in clause 1.4(1);

(72)	Trust Deed has the meaning given in clause 1.4(5)(b);

(73)	Trustee has the meaning given in clause 1.4(1); and

(74)	Wind Farm means the wind farm to be developed, constructed and operated at the Property and known as the ‘Taralga Wind Farm’.

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1.2	Interpretation

In this Agreement, unless the contrary intention appears:

(1)	Reference to:

(a)	one gender includes the other;

(b)	the singular includes the plural and the plural includes the singular;

(c)	a recital, clause, schedule or annexure is a reference to a clause of or recital, schedule or annexure to this Agreement and references to this Agreement include any recital, schedule or annexure;

(d)	any contract (including this Agreement) or other instrument includes any variation or replacement of it;

(e)	a statute, ordinance, code or other Law includes subordinate legislation (including regulations) and other instruments under it and consolidations, amendments, re-enactments or replacements of any of them;

(f)	a person includes an individual, a firm, a body corporate, an unincorporated association or an authority;

(g)	a person includes their legal personal representatives (including executors), administrators, successors, substitutes (including by way of novation) and permitted assigns;

(h)	a group of persons is a reference to any 2 or more of them taken together and to each of them individually;

(i)	an accounting term is to that term as it is used in Accounting Standards;

(j)	time is a reference to Sydney time;

(k)	a reference to a day or a month means a calendar day or calendar month; and

(l)	money (including “$”, “AUD” or “dollars”) is to Australian currency.

(2)	Unless expressly provided otherwise, a party which is a trustee is bound both personally and in its capacity as a trustee.

(3)	The meaning of any general language is not restricted by any accompanying example, and the words “includes”, “including”, “such as”, “for example” or similar words are not words of limitation.

(4)	The word “costs” includes charges, expenses and legal costs on a full indemnity basis.

(5)	Where a word or expression is given a particular meaning, other parts of speech and grammatical forms of that word or expression have a corresponding meaning.

(6)	Headings and the table of contents are for convenience only and do not form part of this Agreement or affect its interpretation.

(7)	If a period of time is specified and dates from a given day or the day of an act or event, it is to be calculated exclusive of that day.

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(8)	The time between 2 days, acts or events includes the day of occurrence or performance of the 2nd but not the 1st act or event.

(9)	If an act must be done on a specified day which is not a Business Day, the act must be done instead on the next Business Day.

(10)	A provision of this Agreement must not be construed to the disadvantage of a party merely because that party was responsible for the preparation of the Agreement or the inclusion of the provision in the Agreement.

1.3	Knowledge

Where any Seller Warranty or any other provision of this Agreement is qualified by reference to the Seller’s awareness, knowledge, information, belief or any similar expression, the parties agree that the Seller will be deemed to know or be aware of all matters or circumstances of which:

(1)	any officer or director of the Seller; or

(2)	any member of the Seller Deal Team,

is actually aware as at the date the statement is made or would have been aware as at that date had they made all reasonable enquiries.

1.4	Trustee limitation of liability

(1)	Taralga Wind Farm Nominees No 1 Pty Ltd (the Trustee) enters into this Agreement only in its capacity as trustee of the Taralga Wind Farm Land Trust (the Trust) and in no other capacity and no other party may:

(a)	sue the Trustee personally;

(b)	seek the appointment of a liquidator, provisional liquidator, administrator or equivalent officer to the Trustee or of a controller (as defined in section 9 of the Corporations Act) or equivalent officer to the property of the Trustee; or

(c)	prove in any liquidation, administration or equivalent arrangement of or affecting the Trustee (other than in relation to the property of the Trust).

(2)	Any liability of the Trustee arising under or in connection with this Agreement (including all liabilities arising in connection with any representation or warranty given in this Agreement and all non-contractual liabilities and obligations arising out of or in connection with this Agreement) is limited to the extent to which:

(a)	the Trustee is indemnified for that liability out of the assets of the Trust; and

(b)	the liability can be satisfied out of the assets of the Trust.

(c)	Subject to clause 1.4(3), this limitation of the Trustee's liability applies despite any other provision of this Agreement.

(3)	This clause 1.4 does not apply to any liability of the Trustee to the extent that the liability is not satisfied because the extent of the Trustee's right to be indemnified out of the assets of the Trust has been reduced by operation of Law or under the terms of the deed governing the Trust as a result of the Trustee's fraud, negligence, or breach of trust.

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(4)	The Trustee must cause any successor of the Trustee and any person who becomes a trustee of the Trust jointly with the Trustee to execute all documents required by The Seller to ensure that this Agreement is binding on them.

(5)	The Trustee warrants that:

(a)	it is the sole trustee of the Trust and no action has been taken to remove or replace it;

(b)	the copies of the trust deed establishing the Trust (Trust Deed) and any other documents relating to the Trust and the constitution of The Trustee delivered to the Seller before the Trustee executed this Agreement are true copies of those documents as in force at the date of this Agreement;

(c)	the documents delivered to the Seller contain full particulars of all the terms of the Trust;

(d)	it has power under the Trust Deed to execute and perform its obligations under this Agreement;

(e)	all necessary action has been taken to authorise the execution and performance of this Agreement under the Trust Deed and the constitution of the Trustee;

(f)	this Agreement is executed and all transactions relating to this Agreement are or will be entered into as part of the due and proper administration of the Trust and are or will be for the benefit of the beneficiaries;

(g)	it is not in default under the Trust Deed;

(h)	no vesting date for the Trust fund has been determined;

(i)	it has complied with all fiduciary obligations directly or indirectly imposed on it;

(j)	it has a right to be indemnified out of the assets of the Trust in respect of all of its obligations and liabilities incurred by it under this Agreement; and

(k)	each of the warranties contained in this clause 1.4(5) will remain true as long as this Agreement remains in force.

2	Conditions precedent

2.1	Conditions precedent

Completion is subject to the satisfaction or waiver (in accordance with clause 2.4) of the Condition Precedent.

2.2	Obligation to co-operate

Each of the parties must use its reasonable endeavours to ensure that the Condition Precedent is satisfied by the Sunset Date.

2.3	Obligations to notify

If a party becomes aware:

(1)	that the Condition Precedent has been satisfied; or

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(2)	of any facts, circumstances or matters that may result in the Condition Precedent not being or becoming incapable of being satisfied,

that party must promptly notify each other party accordingly.

2.4	Waiver of a Condition

The Purchaser and Seller may jointly waive the Condition Precedent by giving notice to that effect to one another.

2.5	Failure to satisfy (or obtain waiver)

(1)	Subject to clauses 2.5(2), if the Condition Precedent is not satisfied or waived under clause 2.4 or the parties agree that they are incapable of being fulfilled, in each case by the Sunset Date, then either the Seller or the Purchaser may terminate this Agreement by giving notice to the other.

(2)	The Seller or Purchaser may only terminate under clause 2.5(1) if it has complied with its obligations under clause 2.2.

2.6	Rights on termination

If this Agreement is terminated under clause 2.5 then, in addition to any other rights, powers or remedies provided by law or in equity:

(1)	subject to clause 2.6(2), the parties are released from their obligations and liabilities under or in connection with this Agreement and this Agreement will have no further force of effect, other than under the Surviving Clauses;

(2)	each party retains the rights, remedies and powers it has in connection with any past breach or any Claim that has arisen before termination; and

(3)	the Purchaser must return to the Seller the originals and copies of all Disclosure Material.

3	Sale and purchase

3.1	Agreement to sell and purchase

The Seller agrees to sell the Shares to the Purchaser and the Purchaser agrees to purchase the Shares from the Seller free from all Encumbrances and otherwise on and subject to the provisions of this Agreement.

3.2	Title and risk

Title to the Shares (and property and risk in them):

(1)	remains solely with the Seller until Completion; and

(2)	subject to the provisions of this Agreement, passes from the Seller to the Purchaser with effect from Completion.

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4	Purchase Price

4.1	Consideration

The consideration payable by the Purchaser to the Seller for the Shares is the Purchase Price.

4.2	Payment of the Cullingral Payment

On, but subject to the occurrence of, the Cullingral Payment Date, the Purchaser must pay the Cullingral Payment to the Seller in a manner permitted by clause 7.

5	Completion

5.1	Time and location of Completion

Completion will take place:

(1)	at 11am on the Completion Date or such other time or date as the Seller and the Purchaser may agree in writing; and

(2)	at the office of the Seller’s solicitors, Norton Rose Australia at Grosvenor Place, 225 George Street, Sydney NSW 2000 or such other place as the Seller and the Purchaser may agree in writing.

5.2	Power of Attorney

(1)	The Seller appoints the Purchaser to be its attorney from the Completion Date until the Shares are registered in the name of the Purchaser (but not otherwise). Under this power of attorney, the Purchaser may do in the name of the Seller and on its behalf everything necessary for the registered holder of the Shares, in the Purchaser’s sole discretion, to:

(a)	transfer the Shares;

(b)	exercise any rights, including rights to appoint a proxy or representative and voting rights, attending to the Shares;

(c)	receive any dividend or other entitlement paid or credited to the Seller in respect of the Shares; and

(d)	do any other act or thing in respect of the Shares or the Company which is necessary for the Purchaser to enjoy its rights as registered holder of the Shares.

(2)	The Seller declares that all acts and things done by the Purchaser in exercising powers under this power of attorney will be as good and valid as if they had been done by the Seller and agrees to ratify and confirm whatever the Purchaser does in exercising power under this power of attorney.

5.3	Seller delivery obligations at Completion

At Completion, the Seller must deliver (or, where appropriate, ensure that the Company delivers) to the Purchaser:

(1)	a transfer (executed by the Seller and in registrable form, subject to stamping) of the Shares in favour of the Purchaser;

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(2)	two original counterparts of the Deed of Novation duly executed by the Seller, the Company and Essential Energy;

(3)	all certificates for the Shares;

(4)	all seals, minute books, statutory books and registers, certificates of incorporation, books of account, trading, tax and financial records, copies of taxation returns, forms and assessments, constitutions and other documents and papers of the Company;

(5)	the written resignations of each director and secretary of the Company taking effect at Completion;

(6)	originals of each Option Agreement for Lease and originals (where held, or otherwise copies) of the other Land Agreements, the Planning Decisions and the Material Contracts;

(7)	all current permits, licences and other documents issued to the Company under any legislation or ordinance relating to its business activities;

(8)	all keys and codes of whatever nature required for the Company to lodge or file documents with any Governmental Agency, including ASIC;

(9)	electronic copies of the Data Room Information; and

(10)	deeds of release and such other documents as the Purchaser reasonably requires to evidence the release and removal from the PPS Register of any Encumbrance over the Shares or the assets, undertaking or goodwill of the Company.

5.4	Seller’s right and obligations regarding records

Despite clause 5.3(4):

(1)	the Seller is entitled to retain after Completion copies of any records necessary for the Seller to comply with its legal obligations, including its Tax obligations; but

(2)	the Seller must not disclose any confidential information contained in those records (other than disclosure to its Personnel in the ordinary course of its business) unless required by Law or the rules of a stock exchange, or until the information becomes public (otherwise than by a breach by the Seller of its obligations under this clause 5.4).

5.5	Completion meetings

At Completion, the Seller must ensure that a duly convened meeting of the directors of the Company is held at which a quorum of directors is present and acting throughout, at which the directors of the Company resolve:

(1)	to register the transfers of the Shares for registration, subject to stamping, despite any contrary provision of the constitution of the Company;

(2)	to cancel the existing share certificates for the Shares and issue new share certificates for the Shares in the name of the Purchaser;

(3)	to appoint as directors, secretary and public officer of the Company those persons nominated by the Purchaser, subject to those persons providing their written consent;

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(4)	to accept the resignations of each director, secretary and public officer of the Company;

(5)	to transfer the registered office of the Company to the address nominated by the Purchaser, subject to the occupier providing its written consent;

(6)	to revoke all existing banking authorities given by the Company; and

(7)	to revoke all existing powers of attorney or other authorities granted by the Company.

5.6	Purchaser Completion obligations

At Completion, the Purchaser must:

(1)	pay the Seller the Completion Payment;

(2)	deliver to the Seller an original counterpart of the Deed of Novation duly executed by the Seller, the Company, Essential Energy and Taralga Wind Farm Nominees No. 2 Pty Limited (as trustee for the Taralga Wind Farm Operating Trust) ACN 010 966 793; and

(3)	produce to the Seller for inspection the consents of the directors and secretaries referred to in clause 5.5(3).

5.7	Obligations interdependent

No party is obliged to complete the sale and purchase of the Shares and Completion will not occur unless all of the obligations of the other parties which are to be performed on Completion are performed on the same date and in accordance with the terms of this Agreement. If for any reason any of those obligations is not performed and Completion does not occur then, without prejudice to any other rights of the parties, if a party has performed any of the obligations which it is to perform on Completion, the other parties must take all action necessary to restore that party to the position it was in before that obligation was performed.

5.8	Registration of transfers

The Purchaser must ensure that the transfers of the Shares are registered promptly after Completion.

6	Other obligations

6.1	Continuing obligation to perform

If an obligation of any party required to be performed at Completion is not performed at Completion, and regardless of whether it is waived as a condition or requirement of Completion, the relevant party remains obliged to perform that obligation.

6.2	Seller obligations whilst registered holder of Shares

For so long after Completion as the Seller remains the registered holder of any Shares, the Seller must:

(1)	exercise all voting rights in relation to those Shares as the Purchaser directs and must, if requested by the Purchaser, execute an instrument of proxy or such other document as the Purchaser requires to enable the Purchaser or its representative to attend any general meeting of the Company and to exercise the votes attaching to those Shares; and

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(2)	otherwise deal with those Shares, and any distributions, property and rights deriving from them as the Purchaser directs.

The Purchaser indemnifies the Seller against all Losses and liabilities incurred by the Seller (including legal costs on a solicitor and client basis) in connection with any act performed by the Seller at the request of the Purchaser under this clause 6.2.

6.3	ASIC notification

The Purchaser must ensure that ASIC is notified, in the prescribed form, as soon as practicable after Completion (and in any event within five (5) Business Days), of the occurrence of those events under clauses 5.5 that must be notified to ASIC under the Corporations Act.

6.4	No Action against directors or officers

The Purchaser and Seller may not, and must ensure that the Company does not, take any action, proceeding, claim or demand against any of the present or former directors or officers of the Company in respect of any act or omission on the part of the director or officer before Completion, other than any breach of statutory duties by the present or former directors or officers of the Company. The Seller holds on trust for each of these people the benefit of the covenant by the Purchaser contained in this clause 6.4. The Purchaser holds on trust for each of these people the benefit of the covenant by the Seller contained in this clause 6.4.

7	Payments

7.1	Manner of payments

All payments in connection with this Agreement must be made:

(1)	by way of direct transfer of immediately available funds to the bank account nominated in writing by the party to whom the payment is due no later than 3pm on the due date for payment; or

(2)	in such other form of immediately available funds as may be agreed in writing between the Seller and the Purchaser.

7.2	Interest on overdue amounts

If a party fails to pay an amount of money payable under this Agreement on its due date, the party in default must pay to the party entitled to payment of that amount, interest at the Default Rate on that amount computed from (but not including) the due date until (and including) the date the amount is paid in full. Interest under this provision accrues daily, is calculated on the basis of a 365 day year, and is payable on the last Business Day of each month. The right to payment of interest under this provision is without prejudice to any other rights, powers and remedies the non-defaulting party may have against the defaulting party at Law or in equity.

7.3	Payments in gross

All payments in connection with this Agreement must be made free and clear of all deductions and withholdings except as required by Law or otherwise required by a Governmental Agency, in which case the payer may deduct or withhold the amount required.

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7.4	Tax effect of payments

Other than clause 9.7 or any other clause of this Agreement where a payment is treated as an adjustment of the Purchase Price, if any Tax is payable by any recipient of funds in respect of any payment a party is liable to make under this Agreement (including this clause but other than the Purchase Price), the payor of funds must pay to the recipient of funds such additional amount as is required to compensate the recipient of funds for the Tax payable. Such payment must be made by the payor of funds, within 10 Business Days after the date on which notice setting out the amount of Tax so payable is received by the payor of funds from the recipient of funds.

8	Seller Warranties

8.1	Seller

The Seller warrants to the Purchaser that each Seller Warranty set out in Schedule 1 is true and correct in all material respects as at the date of this Agreement and the Completion Date. The Seller acknowledges that the Purchaser has entered into this Agreement in reliance on the representations, warranties and undertakings by the Seller and the Seller Guarantor set out in this Agreement.

8.2	Separate Warranties

Each Seller Warranty is separate and independent of any other Seller Warranty and, except as expressly provided to the contrary in this Agreement, is not limited by reference to any other Seller Warranty or by any other provision of this Agreement.

8.3	No imputed or constructive knowledge

None of the Seller Warranties will be treated as qualified by any imputed or constructive knowledge on the part of any member of the Purchaser Group or any of their Personnel and no such imputed or constructive knowledge prejudices any Claim or operates so as to reduce any amount recoverable under any Claim.

8.4	Indemnity

The Seller indemnifies the Indemnified Person against, and must pay to the Indemnified Person on demand an amount equal to, all Losses (including legal and other professional fees) directly incurred or suffered by the Purchaser or the Company arising from any matter or circumstance that resulted in any Seller Warranty being untrue or inaccurate in any material respect. For the purposes of this clause 8.4, the parties agree that (without prejudice to any other principles of Law which apply in determining the amount of Loss and damage) the starting point for calculating Losses incurred or suffered by the Purchaser or the Company will be the amount required to put the Purchaser or Company in the same position as it would have been had the relevant Seller Warranty been true, accurate and not misleading.

8.5	Seller to give notice of breach

If before Completion the Seller becomes aware of any matter or circumstance which is reasonably likely to result in any of the Seller Warranties being untrue or inaccurate in any material respect as at Completion, the Seller must give notice to the Purchaser specifying in reasonable detail that matter or circumstance. Any notice given under this clause 8.5 in relation to any matter or circumstance does not, for the avoidance of doubt, prevent the Purchaser from making any Claim arising from that matter or circumstance.

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8.6	Waiver of rights

The Seller waives and must procure that each member of the Seller Group waives all rights or claims which it may have against the Company or any current or former director, officer or employee of the Company (a Released Person) in respect of any misrepresentation, inaccuracy or omission in or from any information or advice supplied or given by that Released Person in connection with the giving of the Seller Warranties and the preparation of the Disclosure Material other than any matter arising from the fraud of that director, officer or employee. The parties acknowledge that:

(1)	the Purchaser has sought and obtained this waiver on behalf of each Released Person; and

(2)	the Purchaser may enforce the provisions of this clause 8.6 on behalf of and for the benefit of any Released Person and any Released Person may plead this clause 8.6 in answer to any claim made by the Seller or any other member of the Seller Group against them.

9	Limitation of liability

9.1	Exclusion of liability

To the maximum extent permitted by Law:

(1)	all terms, conditions, warranties and statements (whether express, implied, written, oral, collateral, statutory or otherwise) which are not expressly set out in this Agreement are excluded and, to the extent they cannot be excluded, the Seller disclaims all liability for Losses in relation to them; and

(2)	an Indemnified Person must not make any Claim under or in connection with this Agreement unless it is based solely on and limited to the express provisions of this Agreement. In this regard, except as expressly set out in this Agreement, none of the Company, the Seller Group or any person acting on behalf of or associated with the Company or the Seller Group, including any Personnel of the Company or Seller Group, has made any representation, given any advice or given any warranty or undertaking, promise or forecast of any kind in relation to the Company or this Agreement.

9.2	Limits on liability

Despite any other provision of this Agreement (other than clause 9.8):

(1)	(Time period for claims): The Seller is not liable to make any payment (whether by way of damages or otherwise) for any Claim under this Agreement unless notice of the Claim against the Seller is given by the Indemnified Person to the Seller (setting out full details, including details of the facts, matters and circumstance giving rise to the Claim, the nature of the Claim and the Indemnified Person's estimate of the Loss suffered) before:

(a)	in the case of Claims for breach of any Tax Warranty, the date that is 5 years after the date of Completion; and

(b)	in the case of all other Claims under this Agreement, the date that is 18 months after the date of Completion.

(2)	(Waiver or withdrawal of Claim): A Claim under or in connection with this Agreement is taken to be waived or withdrawn and is barred and unenforceable if:

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(a)	the Indemnified Person does not give the Seller (without delay) access to all relevant business records together with all other records, correspondence and information as the Seller or its Personnel may reasonably request and which is in the possession or control of the Indemnified Person in connection with the Claim; and

(b)	within 6 months after the Seller has received that notice, the Claim has not been:

(i)           admitted or satisfied by the Seller;

(ii)          withdrawn by the Indemnified Person;

(iii)         settled between the Seller and the Indemnified Person; or

(iv)         referred to a court of competent jurisdiction by the Indemnified Person properly issuing and validly serving legal proceedings against the Seller in relation to the Claim.

(3)	(No Forecasts): No representation, no advice, no warranty, no undertaking and no promise is given by the Seller, the Company or any of the Seller Group in relation to any opinions, estimates, projections, business plans, budgets and forecasts in respect of the Company, the Shares, the Assets, the Property or the Wind Farm and none of the Seller, the Company or any of the Seller Group are liable for any Claims in relation to such matters.

(4)	(Maximum aggregate amount) The maximum aggregate amount that the Indemnified Person may recover from the Seller (whether by way of damages or otherwise) for any Claim (including a claim under clauses 8.4 or 11):

(a)	under or in connection with a Material Warranty or under or in connection with the indemnity under clause 11 is:

(i)	$10,400,000 if the Cullingral Payment has not been made; and

(ii)	$10,872,000 if the Cullingral Payment has been made; and

(b)	under or in connection with any Seller Warranty other than a Material Warranty is $4,000,000;

without double counting provided that if the Seller breaches the Seller Warranty set out in clause 2.14 of Schedule 1 then:

(c)	the maximum claim amount set out in clause 9.2(4)(a) will not apply to any Consolidation Tax Claim made by the Indemnified Person which exceeds the maximum claim amount as a result of that breach; and

(d)	the amount of any Consolidation Tax Claim made will reduce each of the other maximum claim amounts set out in clause 9.2(4).

(5)	(Threshold limit) The Seller is not liable to make any payment (whether by way of damages or otherwise) for any Claim under or in connection with this Agreement:

(a)	unless the amount finally adjusted against or agreed by the Seller in respect of all Claims arising out of the same or similar facts or circumstances exceeds $20,000; and

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(b)	until the aggregate of the amounts in (a) together with any other amounts adjudicated against or agreed by the Seller for those Claims exceeds $75,000, in which case the Indemnified Person is entitled to all amounts resulting from those claims (and not just the excess over that sum).

(6)	(Other limits): The Seller is not liable to make any payment (whether by way of damages or otherwise) for any Claim under this Agreement:

(a)	to the extent that such Claim is based on any fact, matter or circumstance disclosed to the Purchaser in this Agreement or the Disclosure Material with sufficient detail as to identify the nature, scope and financial impact of the matter disclosed;

(b)	to the extent that the nature, scope and financial impact of the facts, matters and circumstances giving rise to the Claim are within the actual knowledge of:

(i)	the directors and officers of the Purchaser; or

(ii)	a member of the Purchaser Deal Team,

prior to the date of this Agreement.

(c)	to the extent that such Claim is based on any fact, matter or circumstance for which there is a provision or reserve in, or is otherwise identifiable or determinable from, the Financial Statements or Reference Accounts (but for the avoidance of doubt if the provision does not cover the full amount of the Warranty Claim the Purchaser is entitled to recover the amount by which the full amount of the Warranty Claim exceeds the provision).

(d)	to the extent that Claim or Loss arises in connection with any Claim has arisen as a result of any act or omission after Completion by or on behalf of any member of the Purchaser Group (including the Company) or their respective officers, employees or agents other than where that act or omission is in accordance with an obligation of the Company existing at or prior to Completion;

(e)	to the extent that the Claim, or any Loss arising in connection with any Claim, has arisen as a result of the legal ownership or tax structure of the Purchaser or other members of the Purchaser’s Group (as the case may be);

(f)	the breach would not have arisen but for any change in the accounting policies of the Purchaser Group after Completion unless such change is required to enable the Purchaser Group to comply with any applicable legal or other accounting requirements under the Accounting Standards;

(g)	the breach arises:

(i)	from the Purchaser Group taking a position in relation to the application of Tax that is inconsistent with the position taken by the Company before Completion (including any position adopted in relation to the preparation of returns prior to Completion or in relation to the calculation of any reserve or provision relating to Tax, but excluding any position taken by the Company to the extent that the Indemnified Person has obtained, and provided to the Seller, a written legal opinion from queens counsel or senior counsel (nominated by the President from time to time of the New South Wales Bar Association) with good standing and at least 10 years experience in revenue tax matters, concluding that the position taken by the Company before Completion is not reasonably arguable (on the basis that the costs of the opinion will be borne by the Indemnified Person if the queens counsel or senior counsel concludes that the position is reasonably arguable and otherwise by the Seller, provided that the Indemnified Person has consulted with the Seller with respect to the form of the brief);

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(ii)	from the Purchaser Group failing to take any action after Completion required by, or that should reasonably be taken under, any applicable Tax Law in relation to any Tax (including any failure to take any such action within the time allowed); or

(iii)	from a failure by the Purchaser Group following Completion to make any claim, election, surrender or disclaimer or give any notice or consent or do any other thing after Completion.

(7)	(Change in law or administrative practice): The Seller is not liable to make any payment (whether by way of damages or otherwise) for any Claim under or in connection with this Agreement to the extent that it is a result of or in respect of:

(a)	a new Law, or a change in the Law (including its interpretation), taking effect after the date of this Agreement;

(b)	a new rule or decision being made by any Governmental Agency, or a change in any rule or decision of any Governmental Agency, after the date of this Agreement; or

(c)	a new administrative practice or policy being introduced by any Governmental Agency, or a change in any administrative practice or policy of any Governmental Agency, after the date of this Agreement, including any Law, rule, decision, practice or policy, or any change in any Law, rule, decision, practice or policy, which takes effect retrospectively.

(8)	(Indirect losses) The Seller is not liable to make any payment (whether by way of damages or otherwise) to any Indemnified Person for any indirect, special, consequential loss or loss of profits, however arising.

(9)	(Later recovery) After the Seller has made any payment to an Indemnified Person for any Claim under or in connection with this Agreement (the Damages Payment):

(a)	if that Indemnified Person recovers from a person other than the Seller any payment (the Third Party Payment) in respect of any Loss arising in connection with the matter or circumstances giving rise to the Damages Payment, the relevant Indemnified Person must immediately repay to the Seller an amount equal to the lesser of:

(i)	the amount of the Third Party Payment less any reasonable costs and expenses incurred in connection with the recovery or receipt of that payment (provided evidence of such expenses is provided to the reasonable satisfaction of the Seller) and less any Taxation to which that payment is subject; and

(ii)	the Damages Payment.

(10)	(Purchaser breach): The Seller is not liable to make any payment (whether by way of damages or otherwise) for any Claim or any other breach of this Agreement to the extent the Seller’s position is compromised or prejudiced by any breach by an Indemnified Person of any provision of this Agreement.

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9.3	Awareness of breach

(1)	If any Indemnified Person becomes aware after the date of this Agreement of anything which constitutes or could (whether alone or with anything else) constitute a Claim under or in connection with this Agreement, including a Claim which, if satisfied, may result in a Claim under or in connection with this Agreement, the relevant Indemnified Person must do each of the following:

(a)	promptly notify the Seller, giving the Seller full details, including details of the facts, matters and circumstances giving rise to the Claim, the nature of the Claim, relevant Indemnified Person's estimate of the Loss suffered and any additional information reasonably requested by the Seller;

(b)	consider in good faith any request from the Seller to take any steps, and in any event take reasonable steps, to mitigate any Loss which may give rise to a Claim against the Seller under or in connection with this Agreement including use best endeavours to recover under any indemnity or insurance policy from any third party other than the Seller in connection with the Loss;

(c)	not make any admission of liability or reach any agreement or compromise with any person in relation to any Claim or other matter without first consulting with the Seller;

(d)	give the Seller and its professional advisors reasonable access to:

(i)	the Personnel and premises of the Purchaser Group; and

(ii)	relevant chattels and documents (including books and records) within the custody, power, possession or control of the Purchaser Group,

to enable the Seller and its professional advisors to examine the premises, chattels and documents and to take copies or photographs at the Seller’s expense;

(e)	consider in good faith and with due diligence, any request from the Seller to, at the Seller’s expense, take any action that the Seller (acting reasonably and in consultation with the relevant Indemnified Person) considers is necessary or prudent to avoid, remedy or mitigate the Claim or any Loss arising in connection with the Claim, including:

(i)	commencing legal proceedings in the name of the relevant member of the Purchaser Group; and/or

(ii)	disputing, defending, appealing or compromising any Claim or other matter and any adjudication of it,

(however nothing in this clause 9.3(1)(e) compels the relevant Indemnified Person to take such action); and

(f)	not do anything which compromises or prejudices the rights of the Seller under this clause 9.3.

(2)	The Indemnified Person is not required to procure that any member of the Purchaser Group (including the Purchaser) take any action referred to in clause 9.3(1)(e) to the extent that the Indemnified Person believes (acting reasonably and in good faith) that such action may materially prejudice the goodwill, reputation or commercial relationships or standing of any member of the Purchaser Group.

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(3)	The Seller is not liable to any Indemnified Person for a Claim under or in connection with this Agreement to the extent that the Loss or liability arises or is contributed to by any Indemnified Person not complying with its obligations under this clause 9.3.

9.4	Calculation of Loss

In calculating the Loss of the Purchaser or the Company for any Claim under or in connection with this Agreement account must be taken of the amount by which any Tax for which any member of the Purchaser Group is now or in the future accountable or liable to be assessed is incurred, increased, reduced or extinguished as a result of the fact, matter or circumstance giving rise to the Loss or Claim.

9.5	Remedy in damages

Except as otherwise provided in this Agreement, each Indemnified Person acknowledges that its sole remedy for any Claim under or in connection with this Agreement is damages and that it is not entitled to terminate or rescind this Agreement (except as set out in clause 2.5).

9.6	No double recovery

The Seller is not liable to any Indemnified Person including in respect of the recovery of damages or other payment, reimbursement or restitution more than once in respect of the same Loss.

9.7	Reduction of Purchase Price

Any payment made by the Seller to any Indemnified Person in respect of any Claim under or in connection with this Agreement will to the extent possible be treated as a reduction of the Purchase Price payable in accordance with clause 4 of this Agreement.

9.8	No qualification or limitation of certain liabilities

Neither this clause 9, nor any other provision of this Agreement qualifies or limits the liability of the Seller in relation to any Claim attributable to fraud, dishonesty or wilful concealment by or on behalf of the Seller Group.

10	Purchaser Warranties and Seller Guarantor Warranties

10.1	Purchaser Warranties

Each of the Purchaser, CBD and CRG severally warrant to the Seller that each Purchaser Warranty set out in Schedule 2 is true and correct in all material respects in respect of itself only as at the date of this Agreement. Each Purchaser Warranty is a separate warranty in no way limited by any other Purchaser Warranty.

10.2	Seller Guarantor Warranties

The Seller Guarantor represents and warrants to the Purchaser that:

(1)	it is duly incorporated and validly exists under the Law of its place of incorporation;

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(2)	it has full corporate power and authority to enter into this Agreement and perform its obligations under this Agreement, to carry out the transactions contemplated by this Agreement, and to own its property and assets and carry on its business;

(3)	the entry into and performance of this Agreement has been properly authorised by all necessary corporate action of the Seller Guarantor;

(4)	this Agreement constitutes a valid and binding obligation of the Seller Guarantor, enforceable against it in accordance with its terms;

(5)	the Seller Guarantor is not:

(a)	wound up, no resolution for its winding up has been passed and no meeting of members or creditors has been convened for that purpose;

(b)	the subject of a winding up application which has been made to a court, and no event has occurred which would entitle any person to apply to a court to wind up the Seller Guarantor;

(c)	a party to a composition or arrangement with any of its creditors;

(d)	the recipient of a demand under section 459E of the Corporations Act or any corresponding or analogous provision governing the Seller Guarantor in a jurisdiction outside Australia;

(e)	in receivership and none of its assets are in the possession of or under the control of a mortgagee or chargee;

(f)	subject to administration under Part 5.3 of the Corporations Act or any corresponding or analogous provision governing the Seller Guarantor in a jurisdiction outside Australia; or

(g)	insolvent (as defined in section 95A of the Corporations Act);

(6)	no legal proceedings, arbitration, mediation or other dispute resolution process is taking place, pending or threatened, the outcome of which is likely to have a material and adverse affect on the ability of the Seller Guarantor to perform its obligations under this Agreement; and

(7)	the Seller Guarantor is not entering into this Agreement as agent for any other person.

11	Tax

11.1	Subject to clause 9, if at any time within 5 years from the Completion Date any Taxation Authority issues to the Company an assessment or other notice to pay an amount in respect of any period ending before the Completion Date or in respect of any payments made by the Company or an event or transaction occurring prior to that date (including any agreement or deed entered into by the Company prior to the Completion Date), in which the Tax payable exceeds or is additional to the amount of Tax on the same account either previously paid (or that has remained unpaid), or that is provided for in the Reference Accounts, or the net assets of the Company are reduced (or its net liabilities increased) due to the Loss or cancellation of a tax benefit relating to a period before the Completion Date, the Indemnified Person or the Company incurs reasonable third party costs relating to the above, then:

(1)	the Indemnified Person must promptly (and in any case within 5 Business Days) provide or must cause the Company to promptly (and in any case within 5 Business Days) provide the Seller with a statement of the circumstances of the assessment, notice, reduction or costs; and

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(2)	the Seller must pay to the Indemnified Person the amount of that excess or additional Tax or reduction within the time stipulated in the assessment or notice.

Any amount payable by the Seller to the Indemnified Person under this clause 11.1 will be treated as a reduction of the Purchase Price.

11.2	The Seller must procure that:

(1)	each member of the Seller TCG remains a party to the Tax Sharing Agreement until the Company leaves the Seller TCG clear of all Group Liabilities within the meaning of section 721-35 of the Tax Act; and

(2)	the Tax Sharing Agreement is not terminated or amended without the prior written consent of the Indemnified Person.

11.3	The Seller must:

(1)	take all steps required to permit the Company to leave the Seller TCG clear of all Group Liabilities within the meaning of section 721-35 of the Tax Act

(2)	on or before the day prior to Completion procure, or have procured, that the Company has paid a clear exit amount or a reasonable estimate to the head company of the Seller TCG as required by the Tax Sharing Agreement, and provide or have provided evidence of this having occurred to the Purchaser; and

(3)	before Completion, procure or have procured that a Deed of Release from the Tax Sharing Agreement has been executed in favour of the Company as required by the Tax Sharing Agreement, and provide or have provided a copy of this to the Purchaser.

11.4	The Seller indemnifies the Indemnified Person against, and must pay to the Indemnified Person an amount equal to, any Tax payment made or to be made by the Company within 5 years after Completion, the Tax liability for which arises as a result of the Company having, prior to Completion, been a member of any group that is consolidated for Tax purposes.

11.5	The Indemnified Person must account or must procure that the Company accounts to the Seller for an amount equal to any credit, refund, rebate or reimbursement that is allowed by or received from a Taxation Authority, within 5 years from the Completion Date in respect of:

(1)	any Tax paid by the Company before the Completion Date or provided for in the Reference Accounts; or

(2)	any Tax paid by the Company after the Completion Date to the extent any any Indemnified Person has received an amount under this Agreement for the Tax.

Any amount payable by any Indemnified Person to the Seller under this clause 11 will be treated as an increase in the Purchase Price.

11.6	If so required by the Seller and at the reasonable cost of the Seller, the Indemnified Person must procure that the Company prepares and files the necessary Tax return and takes such further reasonable action as may be required by the Seller to ensure that any amount which any Indemnified Person is required to account or procure the accounting of to the Seller under clause 11 is received by the Company and the Seller.

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12	Goods and services tax

12.1	Definitions

In this clause 11:

(1)	GST means GST as defined in the GST Act or any replacement or other relevant legislation and regulations;

(2)	words used in this clause which have a particular meaning in the GST law (as defined in the GST Act, and also including any applicable legislative determinations and Australian Taxation Office public rulings) have the same meaning, unless the context otherwise requires;

(3)	any reference to GST payable by, or any input tax credit entitlement of, a party includes any corresponding GST payable by, or an input tax credit entitlement of, the representative member of any GST group of which that party is a member; and

(4)	if the GST law treats part of a supply as a separate supply for the purpose of determining whether GST is payable on that part of the supply or for the purpose of determining the tax period to which that part of the supply is attributable, such part of the supply is to be treated as a separate supply.

12.2	No GST in any payments

Unless GST is expressly included, any payment expressed to be payable under any other clause of this Agreement for any supply made under or in connection with this Agreement does not include GST.

12.3	Addition of GST

To the extent that any supply made under or in connection with this Agreement is a taxable supply, the GST exclusive consideration otherwise payable for that supply is increased by an amount equal to that consideration multiplied by the rate at which GST is imposed in respect of the supply, and is payable at the same time (subject to the receipt of a valid tax invoice prior to or contemporaneously with payment).

12.4	Parties’ obligations to provide

Each party agrees to do all things, including providing tax invoices and other documentation, that may be necessary or desirable to enable or assist the other party to claim any input tax credit, adjustment or refund in relation to any amount of GST paid or payable in respect of any supply made under or in connection with this Agreement.

12.5	Payment by reimbursement or indemnity

If a payment to a party under this Agreement is a payment by way of reimbursement or indemnity and is calculated by reference to the GST inclusive amount of a Loss, cost or expense incurred by that party, then the payment is to be reduced by the amount of any input tax credit to which that party is entitled in respect of that Loss, cost or expense before any adjustment is made for GST pursuant to clause 12.3.

13	Guarantee by Seller Guarantor

13.1	Guarantee and indemnity

The Seller Guarantor unconditionally and irrevocably:

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(1)	guarantees to the Indemnified Person the payment when due of all amounts payable by the Seller under or pursuant to this Agreement;

(2)	undertakes to ensure that the Seller will perform when due all its obligations under or pursuant to this Agreement;

(3)	agrees that if and each time that the Seller fails to make any payment when it is due under or pursuant to this Agreement, the Seller Guarantor must on demand (without requiring the Indemnified Person first to take steps against the Seller or any other person) pay that amount to the Indemnified Person as if it were the principal obligor in respect of that amount; and

(4)	agrees as principal debtor and primary obligor to indemnify the Indemnified Person against, and to pay to the Indemnified Person on demand an amount equal to, all Losses (including third party legal and other professional fees) directly or indirectly incurred or suffered by the Indemnified Person arising from:

(a)	any failure by the Seller or the Seller Guarantor to pay when due all amounts payable by the Seller or Seller Guarantor; and

(b)	any failure by the Seller or the Seller Guarantor to perform when due all obligations,

under or pursuant to this Agreement ..

13.2	Obligations not affected by certain matters

The obligations of the Seller Guarantor under this Agreement are not affected by any matter or thing which but for this provision might operate to affect or prejudice those obligations, including:

(1)	any time or indulgence granted to, or composition with, the Seller or any other person;

(2)	the taking, variation, renewal or release of, or neglect to perfect or enforce this Agreement or any right, guarantee, remedy or security from or against the Seller or any other person;

(3)	any variation or change to the terms of, or any waiver, consent or notice given under this Agreement; or

(4)	any unenforceability or invalidity of any obligation of the Seller, so that this Agreement must be construed as if there were no such unenforceability or invalidity.

13.3	Waiver of rights

The Seller Guarantor irrevocably waives and must not exercise any right of subrogation which it otherwise might be entitled to claim and enforce against or in respect of the Indemnified Person.

13.4	Seller actions to bind Seller Guarantor

Any agreement, waiver, consent or release given by the Seller binds the Seller Guarantor.

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14	Resolving disputes

14.1	Limits

No party may begin legal proceedings in connection with a dispute under or in connection with this Agreement unless the steps in clauses 14.3, 14.4 and 14.6 have been followed.

However, this limitation does not apply:

(1)	to a party in relation to a dispute where the party wants to apply for equitable relief or urgent interlocutory relief (and clauses 14.3, 14.4 and 14.6 do not apply in those circumstances); or

(2)	to a party who attempts in good faith to comply with clauses 14.3, 14.4 and 14.6 but cannot because the other party to the dispute does not comply with those clauses.

14.2	Nomination of negotiators

In the event that a dispute arises under or in connection with this Agreement, the parties must nominate their negotiators for the purposes of this clause and such nominated negotiators will have the authority to bind the party they represent.

14.3	Notification

If a dispute arises, a party may notify the other party to the dispute. The notice must specify the dispute and indicate that the notifying party wants the dispute to be referred to the negotiators.

14.4	Negotiators

The negotiators must meet (in person, by telephone or otherwise) by the sixth (6th) Business Day after a notice under clause 14.3 is received (or as they otherwise agree), and negotiate in good faith to try to resolve the dispute within fifteen (15) Business Days of commencing such negotiations.

14.5	Settlement binding

Each party to the dispute is bound by any settlement agreed to in writing by their negotiator and must implement the settlement promptly.

14.6	If dispute not resolved

If the dispute is not resolved under clause 14.4 then either party to the dispute may take any further steps they choose (including beginning legal proceedings).

14.7	Disclosure

Each party agrees not to use or disclose any information (including documents) obtained during attempts to resolve a dispute, except to attempt to resolve the dispute, and except for the purpose of obtaining legal advice or if compelled by Law or by an authority such as a stock exchange. All settlement discussions and settlement offers by a party are made without prejudice to that party’s rights.

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15	Confidentiality

15.1	General obligation

Each party must keep confidential:

(1)	the existence and terms of this Agreement (and any draft of this Agreement);

(2)	all negotiations in connection with it,

and must ensure that their respective Personnel do likewise.

However, a party may disclose information:

(3)	on a confidential basis to its relevant Associates, Personnel and advisers (including bankers) to enable them to advise or assist in connection with this Agreement (including its administration or enforcement);

(4)	to a person whose consent is needed in connection with this Agreement if the party seeking consent uses reasonable endeavours to get the consenting person to agree to keep the information confidential (and then only to the extent that the consenting person needs to know the information in order to decide whether to consent);

(5)	if that information is in the public domain (other than because the party has disclosed it);

(6)	if the party lawfully had the information before it was disclosed to them in connection with this Agreement;

(7)	with the consent of each other party;

(8)	in connection with legal or other proceedings relating to this Agreement;

(9)	if compelled by Law or by an authority such as a Governmental Agency, court, tribunal or stock exchange; or

(10)	if this Agreement expressly requires or permits a party to disclose information.

A party disclosing under clause 15.1(9) and (10) must, as far as practical, consult with each other party beforehand as to the content and timing of the disclosure.

15.2	Agreement on press announcements

The parties must in good faith agree at or before Completion on the form of any press announcement or public statement that they will each make concerning this Agreement.

15.3	Continuing obligation

This clause 15 continues to bind the parties after Completion and after the parties’ other obligations under this Agreement terminate.

16	Further assurance

16.1	Each party must at its own cost from time to time do all things (including executing or producing documents, getting documents executed or produced by others and obtaining consents) necessary or desirable to give full effect to this Agreement (including the transactions contemplated by this Agreement).

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17	Severability

17.1	If anything in this Agreement is unenforceable, illegal or void or contravenes the Law then it is severed and the rest of this Agreement remains in force. The rights and obligations of each party are not affected by any Law that, but for this clause 17, would affect those rights and obligations.

18	Entire agreement

18.1	This Agreement:

(1)	contains the entire agreement, arrangement and understanding between the parties on everything connected with the subject matter of this Agreement; and

(2)	supersedes any prior agreement, arrangement or understanding on anything connected with that subject matter.

Accordingly, any thing (such as correspondence, negotiations or representations before this document is executed or an arrangement or understanding) not reflected in this Agreement does not bind the parties and may not be relied on by them.

19	Variation

19.1	Variation

An amendment or variation to this Agreement is not effective unless it is in writing and signed by the parties.

19.2	Waiver

A provision of this Agreement (including a condition precedent) may only be waived in writing signed by the person who has the benefit of the provision.

20	Rights, powers and remedies

20.1	The rights, powers and remedies of each party under this Agreement are additional to other rights and powers independently given by Law.

20.2	A party’s failure or delay to exercise a right, power or remedy does not operate as a waiver of that right, power or remedy.

20.3	The exercise of a right, power or remedy does not preclude either its exercise in the future or the exercise of any other right, power or remedy.

20.4	Unless this Agreement expressly provides otherwise, a party may exercise a right, power or remedy (including giving or withholding its approval or consent) entirely at its discretion (including by imposing conditions).

20.5	In exercising, or deciding not to exercise, a right, power or remedy, a party is not required to take into account any adverse effect on another party.

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20.6	Each party agrees to comply with the conditions of any approval, consent or waiver given by another party.

20.7	Waiver of a right, power or remedy is effective only in respect of the specific instance to which it relates and for the specific purpose for which it is given.

21	Continuing obligations

21.1	Survival of rights

The rights and obligations of the parties do not merge on the completion of any transaction contemplated by this Agreement. They also survive the execution and delivery of any conveyance, assignment, transfer or other document entered into for the purpose of implementing any transaction contemplated by this Agreement.

21.2	Survival of indemnities

Each indemnity in this Agreement survives the expiry or termination of this Agreement. A party may enforce a right of indemnity at any time, including before it has suffered loss.

22	Costs

22.1	Costs

Each party must pay its own costs in connection with the negotiation, preparation and execution of this Agreement.

22.2	Stamp Duty

The Purchaser must pay all Stamp Duty (including all fines, penalties and interest) and other government imposts payable on or in connection with this Agreement and any transaction contemplated by this Agreement, and all instruments of transfer and other documents or instruments executed under or in connection with this Agreement or any transaction contemplated by this Agreement, when due.

23	Notices

23.1	To be in writing

Each communication in connection with this Agreement (including a notice, consent, request, waiver or demand) (Notice) has no legal effect unless it is in writing.

23.2	Delivery

In addition to any other method of service provided by Law, the Notice may be:

(1)	sent by prepaid ordinary post to the address for service of the addressee, if the address is in Australia and the Notice is sent from within Australia;

(2)	sent by prepaid airmail to the address for service of the addressee, if the address is outside Australia or if the Notice is sent from outside Australia;

(3)	sent by facsimile to the facsimile number of the addressee; or

(4)	delivered at the address for service of the addressee.

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23.3	Timing of delivery

If the Notice is sent or delivered in a manner provided by clause 23.2, it must be treated as given to and received by the party to which it is addressed:

(1)	if sent by post from within Australia to an address in Australia, on the 2nd Business Day (at the address to which it is posted) after posting;

(2)	if sent by post to an address outside Australia or sent by post from outside Australia, on the 5th Business Day (at the address to which it is posted) after posting;

(3)	if sent by facsimile before 5pm on a Business Day at the place of receipt, on the day it is sent and otherwise on the next Business Day at the place of receipt; or

(4)	if otherwise delivered before 5 pm on a Business Day at the place of delivery, upon delivery, and otherwise on the next Business Day at the place of delivery.

23.4	Facsimiles

Despite clause 23.3 a facsimile is not treated as given or received if at the end of the transmission the sender's facsimile machine fails to issue a report confirming the transmission of the number of pages in the Notice.

23.5	Time and days

If a Notice is served by a method which is provided by Law but is not provided by clause 23.2, and the service takes place after 5pm on a Business Day, or on a day which is not a Business Day, it must be treated as taking place on the next Business Day.

23.6	Assumed delivery

A Notice sent or delivered in a manner provided by clause 23.2 must be treated as validly given to and received by the party to which it is addressed even if:

(1)	the addressee has been liquidated or deregistered or is absent from the place at which the Notice is delivered or to which it is sent; or

(2)	the Notice is returned unclaimed.

23.7	Seller’s and Seller Guarantor's address

The Seller’s address for service and facsimile number are:

Name	:	RES Southern Cross Pty Ltd
Attention	:	Chief Operating Officer
Address	:	PO Box 1274, Crows Nest, NSW 1585
Facsimile no	:	+61 2 9431 7699

with a copy to the Seller Guarantor.

The Seller Guarantor's address for service and facsimile number are:

Name	:	Renewable Energy Systems Limited
Attention	:	Company Secretary
Address		Beaufort Court, Egg Farm Lane, Kings Langley, Hertfordshire WD4 8LR, United Kingdom
Facsimile no	:	+44 1923 299 299

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23.8	Purchaser’s address

The Purchaser’s address for service and facsimile number are:

Name	Taralga Wind Farm Nominees No 1 Pty Ltd ACN 159 439 611 as trustee of the Taralga Wind Farm Land Trust
Address	Address: Suite 2, Level 2, 53 Cross Street, Double Bay NSW 2028
Fax number:	+61 2 9363 9955
For the attention of	Company Secretary

23.9	CRG’s address

CRG’s address for service and facsimile number are:

Name	Capital Riesgo Global , Sociedad de Capital Riesgo de Régimen Simplificado, S.A.
Attention	Manuel Delicado
Address	Avda de Cantabria SN- Ciudad Grupo Santander-Boadilla del Monte-28660-Madrid
Facsimile no	+ 34 91 257 16 16

23.10	CBD’s address

CBD’s address for service and facsimile number are:

Name	CBD Energy Limited ACN 010 966 793 of level 2, 53 Cross Street, Double Bay, NSW 2028
Address	Address: Suite 2, Level 2, 53 Cross Street, Double Bay NSW 2028
Fax number:	+61 2 9363 9955
For the attention of	Company Secretary

23.11	Change of address

A party may change its address for service or facsimile number by giving Notice of that change to each other party.

23.12	Notice on one party

If the party to which a Notice is intended to be given consists of more than 1 person then the Notice must be treated as given to that party if given to any of those persons.

23.13	Notices from a party’s lawyer

Any Notice by a party may be given and may be signed by its legal representative.

24	No assignment

24.1	Can’t assign

Subject to clause 24.2 a party may not assign or deal with or purport to assign or deal with its rights under this Agreement, or create or allow to exist any Encumbrance over them, without the prior written consent of the other party. A party is not required to give consent or justify the withholding of consent.

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24.2	Assignment Permitted

The Purchaser may on and from Completion, grant an Encumbrance over any or all of its right, title and interest in this Agreement in connection with any working capital, construction, project or term finance in relation to the Wind Farm.

24.3	Contravention is ineffective

Any act or omission in contravention of clause 24.1 is ineffective.

25	Governing law and jurisdiction

25.1	Law

The Law of New South Wales, Australia governs this Agreement.

25.2	Jurisdiction

The parties submit to the exclusive jurisdiction of the courts of New South Wales and of the Commonwealth of Australia.

26	Execution by attorney

Where this Agreement is executed by an attorney, that attorney, by executing, declares that it has no notice of revocation, termination or suspension of the power of attorney under which it executes this Agreement.

27	Counterparts

27.1	Number of counterparts

This Agreement may be executed in any number of counterparts. Each counterpart is an original but the counterparts together are one and the same agreement.

27.2	Exchange of counterparts

This Agreement is binding on the parties on the exchange of duly executed counterparts. A copy of a counterpart sent by facsimile machine or scanned PDF document sent by email:

(1)	must be treated as an original counterpart;

(2)	is sufficient evidence of the execution of the original; and

(3)	may be produced in evidence for all purposes in place of the original.

Each party agrees to forward duly executed original counterparts of this Agreement by post to the other parties as soon as reasonably practicable following any such exchange of this Agreement by facsimile or scanned PDF document.

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Executed as an agreement.

Executed by RES Southern Cross Pty Ltd ABN 79 106 640 206 in accordance with section 127 of the Corporations Act 2001:

/s/ RES Southern Cross Pty Ltd
Director/company secretary	Director

Name of director/company secretary	Name of director
(BLOCK LETTERS)	(BLOCK LETTERS)

Signed for and on behalf of Renewable Energy Systems Limited (UK) by its attorney Matt Rebbeck under power of attorney dated 4 October 2012 in the presence of:

Signature of witness

Name of witness (BLOCK LETTERS)

Address of witness

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Executed by Taralga Wind Farm Nominees No 1 Pty Ltd ACN 159 439 611 as trustee of the Taralga Wind Farm Land Trust in accordance with section 127 of the Corporations Act 2001:

/s/ Taralga Wind Farm Nominees No 1 Pty Ltd
Director/company secretary	Director

Name of director/company secretary	Name of director
(BLOCK LETTERS)	(BLOCK LETTERS)

Executed by CBD Energy Limited ACN 010 966 793 in accordance with section 127 of the Corporations Act 2001:

/s/ CBD Energy Limited
Director/company secretary	Director

Name of director/company secretary	Name of director
(BLOCK LETTERS)	(BLOCK LETTERS)

The common seal of Capital Riesgo Global , Sociedad de Capital Riesgo de Régimen Simplificado, S.A. was affixed in accordance with its constitution in the presence of:

/s/ Capital Riesgo Global , Sociedad de Capital Riesgo de Régimen Simplificado, S.A.
Director/company secretary	Director

Name of director/company secretary (BLOCK LETTERS)	Name of director (BLOCK LETTERS)

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